EXHIBIT 5.1


                                                          (212) 603-2000


                                                New York, New York
                                                April 22, 1998


             ICG Services, Inc.
             161 Inverness Drive West
             Englewood, CO 80112

                       Re:  ICG SERVICES, INC.;
                            REGISTRATION STATEMENT ON FORM S-4
                            ----------------------------------


             Ladies and Gentlemen:

                       As counsel for ICG Services, Inc., a Delaware
             corporation (the "Company"), we have been requested to furnish our opinion as to matters hereinafter set forth in connection with the proposed issuance by the Company of $490,000,000 in aggregate principal amount of its 10% Senior Exchange Discount Notes due 2008 (the "Exchange Notes"), under an Indenture dated February 12, 1998, between the Company and Norwest Bank Colorado, National Association (the "Trustee"), in exchange for its outstanding 10% Senior Discount Notes due 2008 (the "Exchange Offer"). The issuance of the Exchange Notes pursuant to the Exchange Offer will be registered under the Securities Act of 1933, as amended (the "Act"), pursuant to a registration statement on Form S-4, as amended (the "Registration Statement"), which Registration Statement sets forth the terms and conditions of the Exchange Offer. In connection herewith, we have examined the Certificate of Incorporation and By-Laws of the Company and the minutes of the Board of Directors of the Company with respect to the registration of the Exchange Notes and the issuance of the Exchange Notes. We have also examined such other documents, records, certificates of public officials and such matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

                       We are members of the bar of the State of New
             York and are not licensed or admitted to practice law in any other jurisdiction. Accordingly, we have not reviewed and we express no opinion with respect to the laws of any jurisdiction other than the State of New York.

                       Based upon the foregoing, we are of the opinion
             that when the Exchange Notes are duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and issued in accordance with the terms of the Exchange Offer, the Exchange Notes will be duly authorized and constitute valid and binding obligations of the Company.

                       We hereby consent to the filing of this opinion
             as an exhibit to the Registration Statement and to the reference to this firm appearing in the Prospectus under the heading "Legal Matters." In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,

                                                /s/ Reid & Priest LLP

                                                REID & PRIEST LLP